      As filed with the Securities and Exchange Commission on May 19, 1998

                                                      Registration No. 333-02129

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        AMERICA WEST HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

       DELAWARE                                          86-0847214
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                           AS SUCCESSOR REGISTRANT OF
                          AMERICA WEST AIRLINES, INC.**

                               51 W. THIRD STREET
                              TEMPE, ARIZONA 85281
                                 (602) 693-0800

   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)


                               STEPHEN L. JOHNSON
                    SENIOR VICE PRESIDENT - CORPORATE AFFAIRS
                        AMERICA WEST HOLDINGS CORPORATION
                               51 W. THIRD STREET
                              TEMPE, ARIZONA 85281
                                 (602) 693-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                            SAMUEL M. LIVERMORE, ESQ.
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                          SAN FRANCISCO, CA 94111-3580
                                 (415) 693-2000
                               FAX (415) 951-3699


** This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended, (the "Securities Act"), to reflect the adoption by America West Airlines, Inc., a Delaware corporation ("AWA") of a holding company form of organizational structure. The holding company reorganization was effected pursuant to an Agreement and Plan of Merger among AWA, America West Holdings Corporation, a Delaware corporation ("Holdings"), and AWA Merger, Inc., a Delaware corporation and wholly owned subsidiary of Holdings ("Merger Sub"), which provided for, among other things, the merger ("Merger") of Merger Sub with and into AWA, with AWA as the surviving corporation. Pursuant to
Section 251(g) of the Delaware General Corporation Law, stockholder approval was not required for the Merger. Immediately prior to the reorganization, Holdings had no assets or liabilities other than nominal assets or liabilities.

         By virtue of the Merger, AWA became a wholly owned subsidiary of Holdings and each issued and outstanding share of Class B Common Stock of AWA ("AWA Class B Common") was converted into one share of Class B Common Stock of Holdings ("Class B Common Stock"). As a result, each holder of AWA Class B Common became the owner of the same number of shares of Class B Common Stock as the number of shares of AWA Class B Common owned by such stockholder prior to the Merger. The conversion of shares of AWA Class B Common into shares of Class B Common Stock was effected through an exchange of certificates. Also as a result of the Merger, each Warrant issued by AWA, which prior to the effective time of the Merger entitled the holder thereof to purchase one share of AWA Class B Common, entitles the holder of such Warrant to purchase one share of Class B Common Stock. Accordingly, certificates representing Warrants issued by AWA are deemed to represent the right to purchase shares of Class B Common Stock. The Warrants remain an obligation of AWA.

         In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts this registration statement of AWA and Registration No. 33-54243 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

         The registration fees were paid at the time of the original filing of this registration statement.

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS IN THIS REGISTRATION STATEMENT ALSO RELATES TO 6,019,672 SHARES OF CLASS B COMMON STOCK PREVIOUSLY REGISTERED UNDER A REGISTRATION STATEMENT ON FORM S-3, REGISTRATION NO. 33-54243.

PROSPECTUS


                        AMERICA WEST HOLDINGS CORPORATION
                    3,192,833 SHARES OF CLASS B COMMON STOCK


         This Prospectus relates to 3,192,833 shares of Class B Common Stock, par value $0.01 per share (the "Securities" or the "Shares"), of America West Holdings Corporation, a Delaware corporation ("Holdings"). Holdings is the holding company for America West Airlines, Inc. ("AWA") and The Leisure Company ("Leisure Co."). Unless otherwise indicated, the "Company" and "America West" refer collectively to Holdings, AWA and Leisure Co.

         The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "AWA." The last reported sales price of the Company's Class B Common Stock on the New York Stock Exchange on May 15, 1998 was $28.625 per share.

         The Selling Stockholders (as defined herein), directly or through their agents, broker-dealers or underwriters, may sell the Securities offered hereby from time to time, on terms to be determined at the time of sale, in transactions on the New York Stock Exchange or in privately negotiated transactions. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholders" and "Plan of Distribution."

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 4.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
         ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

         Expenses of preparing and filing the Registration Statement of which this Prospectus is a part and all post-effective amendments will be borne by the Company. Estimated expenses payable by the Company in connection with this offering are approximately $13,000. The aggregate proceeds to the Selling Stockholders from the Shares will be the price of the Shares sold less aggregate agents' commissions and underwriters' discounts, if any. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Shares being offered hereby.



May 21, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov. The Class B Common Stock of Holdings is traded on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

                             ADDITIONAL INFORMATION

         A registration statement on Form S-3 with respect to the Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, Washington D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K and an amendment thereto on Form 10-K/A for the fiscal year ended December 31, 1997;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          3. The description of the Company's Class B Common Stock set forth in AWA's Registration Statement on Form 8-A filed on August 10, 1994, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to America West Holdings Corporation, Attention:
Patricia A. Penwell, Corporate Secretary, 51 W. Third Street, Tempe, Arizona, 85281, telephone (602) 693-0800.

                           FORWARD-LOOKING INFORMATION

         This Prospectus contains or incorporates by reference various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this Prospectus, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's results are competitive practices in the airline and travel industries generally and particularly in the Company's principal markets, the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees and the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the Company's operations. For additional discussion of such risks, see "Risk Factors." Any forward-looking statements speak only as of the date such statements are made.

                                   THE COMPANY

         Holdings is a Delaware corporation and the parent company for AWA and Leisure Co. AWA is the ninth largest commercial airline carrier in the United States, operating through its principal hubs located in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub located in Columbus, Ohio. AWA is the lowest cost major airline in the United States. In January 1998, Holdings commenced operations of Leisure Co. to develop and grow the Company's vacation package tour business. Leisure Co. arranges and sells vacation packages that include hotel accommodations, airfare, ground transportation and a variety of entertainment options.

     The Company's principal offices are located at 51 W. Third Street, Tempe, Arizona 85281, and its telephone number is (602) 693-0800.

                                  RISK FACTORS

         Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus and in any documents incorporated herein by reference. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered hereby.

COMPETITION; INDUSTRY CONDITIONS

         The airline industry is highly competitive and industry earnings are volatile. From 1990 to 1992, the airline industry experienced unprecedented losses due to high fuel costs, general economic conditions, intense price competition and other factors. Airlines compete on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. The airline industry is susceptible to price discounting, which involves the offering of discount or promotional fares to passengers. Any such fares offered by one airline are normally matched by competing airlines, which may result in lower industry yields without a corresponding increase in traffic levels. Also, in recent years several new carriers have entered the industry, typically with low cost structures. In some cases, new entrants have initiated or triggered price discounting. The entry of additional new carriers in many of AWA's markets, as well as increased competition from or the introduction of new services by established carriers, could negatively impact the Company's financial condition and results of operations. In addition, the introduction of broadly available, deeply discounted fares would result in lower yields for the entire industry and could have a material adverse effect on the Company's financial condition and results of operations.

         Most of the AWA's markets are highly competitive and are served by larger carriers with substantially greater financial resources than the Company. At its Phoenix and Las Vegas hubs, the Company's principal competitor is Southwest Airlines. A number of the Company's larger competitors have proprietary reservation systems providing them with certain competitive advantages.

         The results of operations in the air travel business historically fluctuate in response to general economic conditions. The airline industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events, such as political instability, regional hostilities, recession, fuel price escalation, inflation, adverse weather conditions or other adverse occurrences that result in a decline in air travel. Any event that results in decreased travel or increased competition among airlines could have a material adverse effect on the Company's financial condition and results of operations.

         Leisure Co.'s business is also highly competitive. Leisure Co. competes with wholesalers and tour operators, some of which have substantially greater financial and other resources than Leisure Co.

         The Company's results of operations for interim periods are not necessarily indicative of those for an entire year, because the travel business is subject to seasonal fluctuations. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline and leisure travel industries in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year.

LEVERAGE; FUTURE CAPITAL REQUIREMENTS

         At December 31, 1997, the Company had $327 million of long-term indebtedness (including current maturities). The Company does not have available significant unencumbered assets and thus may be less able than certain of its competitors to withstand adverse industry conditions or a prolonged economic recession. In addition, at March 31, 1997, AWA had firm commitments for a total of 22 Airbus A319-100 and 12 Airbus A320-200 aircraft for delivery beginning in 1998. In April 1998, AWA entered into an agreement allowing it to reduce the firm order of Airbus aircraft from 34 to 29 in connection with the lease of five A320 aircraft in 1998. The aggregate net cost of firm commitments remaining under the aircraft order is approximately $1.0 billion based on a 3.5 percent annual price escalation. AWA has arranged for financing for more than two-thirds of the commitments relating to such aircraft, but will require substantial capital from external sources to meet its remaining financial commitment. There can be no assurance that AWA will be able to obtain such capital in sufficient amounts or on acceptable terms, and a default by AWA of its purchase commitments could have a material adverse effect on the Company's financial condition and results of operations.

LABOR RELATIONS

         There have been numerous attempts by unions to organize the employees of AWA, and the Company expects such organization efforts to continue in the future. Several groups of AWA's employees have selected union representation and negotiations for initial collective bargaining agreements are in progress. The Company cannot predict which, if any, other employee groups may seek union representation or the outcome or the terms of any future collective bargaining agreement and therefore the effect, if any, on the Company's financial condition and results of operations. If negotiations with unions over collective bargaining agreements prove to be unsuccessful, following specified "cooling off" periods, the unions may initiate a work action, including a strike, which could have a material adverse effect on the Company's financial condition and results of operations.

CONCENTRATION OF VOTING POWER, INFLUENCE OF CERTAIN PRINCIPAL STOCKHOLDERS

         TPG Partners, L.P. ("TPG") (together with its affiliates TPG Parallel I, L.P. ("TPG Parallel") and Air Partners II, L.P. ("Air Partners")) and Continental Airlines, Inc. ("Continental") collectively control approximately 57.4% of the total voting power of Holdings. As a result, if such stockholders act in concert they will be able to elect a majority of their designees to the Board of Directors and otherwise control Holdings. Even after a sale of certain shares pursuant to this prospectus, such stockholders may be able to control Holdings. Each of TPG, TPG Parallel and Air Partners are controlled by TPG Advisors, Inc., a Delaware corporation, whose executive officers and directors, through their positions in Air Partners, L.P., a significant shareholder of Continental, may be deemed to own beneficially a significant percentage of Continental's common stock. There can be no assurance that the controlling stockholders identified above will not seek to influence Holdings in a manner that would favor their own personal interests over the interests of the Company.

AIRCRAFT FUEL

         Aircraft fuel costs constitute approximately 14% of the Company's total operating expenses during 1997. At current consumption levels, a one cent per gallon change in the price of jet fuel would affect the Company's annual operating results by approximately $3.9 million in 1998. Accordingly, a substantial increase in the price of jet fuel or the lack of adequate fuel supplies in the future would have an adverse effect on the Company's financial condition and results of operations.

         AWA purchases its fuel from petroleum refiners and suppliers on standard trade terms under master agreements. Although the Company is currently able to obtain adequate supplies of jet fuel, future supplies and price trends may change as a result of geopolitical developments, regional production patterns, environmental concerns and other unpredictable events.

         In 1996, AWA implemented a fuel hedging program to manage the risk from fluctuating jet fuel prices. The program's objectives are to provide some protection against extreme, upward movements in the price of jet fuel and to protect AWA's ability to meet its annual fuel expense budget. Under the program, AWA may enter into certain protective cap and fixed price swap transactions with approved counterparties for future periods generally not exceeding 12 months. This program will primarily address AWA's exposure associated with its East Coast fuel requirements, which correlate well with risk management vehicles having adequate market liquidity.

         Due to the scope and nature of its route system, AWA purchases a substantially greater share of jet fuel on the United States West Coast than its larger competitors. West Coast jet fuel prices tend to be more volatile than jet fuel prices in other domestic markets. Further, the propensity of West Coast jet fuel prices to move independently from the other United States jet fuel markets renders many conventional hedging techniques ineffective in managing this portion of the Company's jet fuel price risk.

AVIATION TICKET TAXES

         On August 5, 1997 President Clinton signed into law new aviation ticket taxes to be imposed through September 30, 2007. As a result of competitive pressures, AWA and other airlines have been limited in their ability to pass on the cost of these taxes to passengers through fare increases.

SECURITY AND SAFETY MEASURES

         Congress recently adopted increased safety and security measures designed to increase airline passenger security and protect against terrorist acts. Such measures have resulted in additional operating costs to the airline industry. The Aviation Safety Commission's report recommends the adoption of further measures aimed at improving the safety and security of air travel. The Company cannot forecast what additional security and safety requirements may be imposed in the future or the costs or revenue impact that would be associated with complying with such requirements, although such costs and revenue impact could be significant.

OTHER REGULATORY MATTERS

         Laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation agreements will be effected, if any, or how they will affect the Company, and there can be no assurance that laws or regulations currently proposed or enacted in the future will not adversely affect the Company's financial condition and results of operations.

SUBSTANTIAL RESTRICTIONS AND COVENANTS

         Certain loan agreements and debt instruments of the Company contain significant operating and financial restrictions on the Company. The terms of such agreements and instruments affect, and in many cases significantly limit or prohibit, among other things, the ability of the Company to repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, under certain of such agreements and instruments, the Company is required to maintain specified levels of stockholder's equity and adjusted cash and maintain certain specified financial ratios. While the Company is currently in compliance with these restrictions and requirements, such restrictions and requirements could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions and requirements could lead to a default under the terms of such indebtedness. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make such payments. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company.

         In the event of certain changes of control, with respect to Holdings or AWA, the Company will be required to offer to purchase certain amounts of the indebtedness referred to above, in each case subject to certain conditions. There can be no assurance that the Company will be able to raise sufficient funds to meet its obligations in connection with such a change of control. In addition, in the event of certain asset dispositions, the Company will be required under certain circumstances to use the excess proceeds to offer to purchase certain amounts of such indebtedness.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are coded to accept two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in the computer shutting down or performing incorrect computations. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Many of the Company's systems, including information and computer systems and automated equipment, will be affected by the Year 2000 issue. The Company is also heavily reliant on the Federal Aviation Administration's ("FAA") management of the nation's air traffic control system, local authorities' management of the airports at which AWA operates, and vendors to provide goods (fuel, catering, etc.), services (telecommunications, data networks, satellites, etc.) and data (frequent flyer partnerships, alliances, etc.).

         The Company is in the process of identifying the programs and infrastructure that could be affected by the Year 2000 issue and is developing an implementation plan to resolve the problem on a timely basis. The Company anticipates that the plan will require the Company to devote a considerable amount of internal resources and hire substantial external resources to assist with the implementation and monitoring of the issue and require the replacement of certain equipment and modification of certain software. The Company expects that the costs to be incurred by the Company to deal with this issue will be material and is currently in the process of quantifying such amount. If the Company's plan is not successfully or timely developed or implemented, additional costs may be incurred, and the Company may need to devote more internal resources to the process, either of which could have a material adverse effect on the Company's financial condition and results of operations. The Company is also in the process of discussing with the FAA, airport authorities and its vendors the potential impact the Year 2000 issue will have on their systems. Problems encountered by the FAA, the airport authorities and vendors in connection with the Year 2000 issue may have a material adverse effect on the Company's financial condition and results of operations.

VOLATILITY OF STOCK PRICE

         The stock market has experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies in the airline industry and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class B Common Stock and Warrants to purchase Class B Common Stock (the "Warrants"). In addition, the market price of the Company's Class B Common Stock and Warrants is volatile and subject to fluctuations in response to quarterly variations in operating results, announcements of new services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control.

                                 USE OF PROCEEDS

         There are no net proceeds to the Company from the sale of the Shares.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Holdings consists of 1,200,000 shares of Class A Common Stock, $0.01 par value, 100,000,000 shares of Class B Common Stock, $0.01 par value, and 48,800,000 shares of preferred stock, $0.01 par value. As of April 3, 1998, there were 1,100,000 outstanding shares of Class A Common Stock and 44,862,808 outstanding shares of Class B Common Stock. Class A Common Stock and Class B Common Stock have identical economic rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters other than voting rights. The Class A Common Stock votes together with the Class B Common Stock on all matters except as otherwise required by law. Each share of Class A Common Stock is entitled to 50 votes; each share of Class B Common Stock is entitled to one vote. Additionally, the Class A Common Stock is convertible at any time, on a one-to-one basis, into Class B Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the number of shares of Class B Common Stock owned by the Selling Stockholders as of February 28, 1998, and the number of shares which may be offered pursuant to this Prospectus. Percentages are based on 44,836,930 shares of Class B Common Stock outstanding as of February 28, 1998.


                                                      CLASS B        CLASS B
                                                    COMMON STOCK   COMMON STOCK
                              CLASS A COMMON        OWNED PRIOR    SUBJECT TO      CLASS B COMMON STOCK
                              STOCK OWNED           TO OFFERING    OFFERING      OWNED AFTER THE OFFERING

                                                                                  NUMBER       PERCENTAGE
                                                                                  -------      ----------
TPG Partners, L.P.                     780,473       1,613,586   1,613,586             --              --
TPG Parallel I, L.P.                    78,644         162,592     162,592             --              --
Air Partners II, L.P.                   82,314         170,181     170,181             --              --
Continental Airlines, Inc.             158,569         317,140     317,140             --              --
William A. Franke                           --       1,463,334     929,334        534,000             1.2%
----------------------------  ----------------    ------------  ----------        -------      -----------
TOTALS                               1,100,000       3,726,833   3,192,833        534,000             1.2%

         In connection with the Company's reorganization in 1994, TPG Partners, L.P. ("TPG"), TPG Parallel I, L.P. ("TPG Parallel") Air Partners II, L.P. ("Air Partners"), and Continental Airlines, Inc. ("Continental") (collectively, the "Selling Entities"), together with certain other entities, invested $205.3 million in consideration for the issuance of securities by the Company, consisting of 1,200,000 shares of Class A Common Stock at a price of $7.467 per share; 12,981,636 shares of Class B Common Stock, including 12,259,821 shares at a price of $7.467 per share and 721,815 shares at $8.889 per share; and certain warrants to purchase Class B Common Stock. The Registration Statement of which this Prospectus is a part covers the re-sale by the Selling Entities of up to 2,263,499 shares of Class B Common Stock, representing all of the shares of Class B Common Stock held by the Selling Entities.

         TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of each of TPG Parallel and Air Partners is also TPG GenPar. The general partners of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors include David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), and Richard P. Schifter (vice president). Mr. Coulter and Mr. Schifter are directors of Holdings and AWA. Messrs. Bonderman and Price are directors of Continental. Messrs. Bonderman and Coulter, through their control positions of Air Partners, L.P., a special purpose partnership and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock. See also "Certain Transactions." The chart above does not reflect 819 shares of Class B Common Stock initially granted to Messrs. Schifter and Coulter on December 31, 1997 as non-employee directors, which shares were subsequently transferred to TPG GenPar. The chart also does not reflect 12,000 shares of Class B Common Stock that each of Messrs. Schifter and Coulter may acquire upon exercise of stock options.

         The Registration Statement of which this Prospectus is a part also covers 929,334 shares (and shares underlying options) held by William A. Franke, the Chairman and Chief Executive Officer of Holdings and the Chairman of AWA and Leisure Co (together with the Selling Entities, the "Selling Stockholders"). Of such shares, 125,000 were issued to Mr. Franke in connection with the Company's successful 1994 reorganization, 655,000 represent shares underlying certain options granted to Mr. Franke pursuant to the America West 1994 Incentive Equity Plan, and 149,334 represent certain restricted stock grants made to Mr. Franke pursuant to his employment agreement with the Company. See also "Certain Transactions." The 534,000 shares owned by Mr. Franke after the offering include 421,000 shares underlying stock options and 113,000 shares of restricted stock granted to him on April 16, 1998, pursuant to his employment agreement. As of April 30, 1998, 463,900 options granted to Mr. Franke were unvested.

         Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of this offering.

                              CERTAIN TRANSACTIONS

         The Company has entered into agreements with Continental related to code-sharing arrangements and ground handling operations. AWA paid Continental approximately $25.2 million and received approximately $13.4 million from Continental for such services in 1997.

         In March 1997, the Company purchased Warrants to purchase 1,584,915, 159,580 and 167,028 shares of Class B Common Stock from TPG, TPG Parallel and Air Partners, respectively, for $11,062,706, $1,113,868 and $1,165,855, respectively.

         TPG, TPG Parallel and Air Partners have entered into an agreement with Continental pursuant to which such parties have granted Continental the right of first refusal to purchase all, but not less than all, of the Company's securities that they may propose to sell, and have agreed to notify Continental prior to selling any such securities. Continental would have the right to purchase such securities on the same terms and conditions that such securities would have been sold, or at a market price. Under the agreement, TPG, TPG Parallel and Air Partners have agreed to share with Continental certain of the proceeds from their sale or disposition of the securities of the Company covered by the agreement, if such sharing of proceeds is necessary to ensure that Continental receives a specified rate of return on its investment in the securities of the Company.

         William A. Franke serves as a Director and Chairman of the Board of Airplanes Limited and the Controlling Trustee and Chairman of Airplanes U.S. Trust. The Company currently leases two aircraft from Airplanes U.S. Trust at a cost of approximately $240,000 per month per aircraft. The leases are in effect until March 2003.

         In 1995, the Company loaned $203,136 to Mr. Franke for the purpose of enabling him to pay income taxes attributable to certain grants of Class B Common Stock made to Mr. Franke in 1995. In January 1996, the Company loaned Mr. Franke an additional $40,000 in connection with such grants. The loans are each payable in two equal installments on September 26, 2000 and September 26, 2001, and bear interest (payable semi-annually) at the rate of 5.65% per annum (10% per annum after maturity). The loan is secured by a portion of the shares granted to Mr. Franke, but is otherwise nonrecourse to him. In April 1997, the Company loaned Mr. Franke $194,072 for the purpose of enabling him to pay income taxes attributable to a grant of Class B Common Stock made to him in 1996. Under these various loans, the largest aggregate amount of indebtedness outstanding was $1,602,737 on November 30, 1997, and the amount of indebtedness outstanding as of February 28, 1998 was $1,577,466.

         The Company has entered into indemnity agreements with Mr. Franke as part of his employment agreement with the Company and his service on subsidiary boards. The Company has also entered into an indemnity agreement with each of the Company's directors (including Mr. Franke) which provides, among other things, that the Company will indemnify such director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such director may be required to pay in actions or proceedings by reason of his or her position as a director of the Company or AWA. Additionally, Leisure Co. and Holdings have entered into an indemnity agreement with each of Leisure Co.'s directors (including Mr. Franke) which provides, among other things, that Leisure Co. and Holdings will indemnify such director under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements that such director may be required to pay by reason of his position as a director of Leisure Co.

                              PLAN OF DISTRIBUTION


         The Shares offered by the Selling Stockholders may be sold from time to time to purchasers directly by the Selling Stockholders acting as principal for their own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act") and any discounts, commissions or concessions received by them and any provided pursuant to the sale of Shares by them might be deemed to be underwriting discounts and commissions under the Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Company will pay all of the expenses incident to the offering and sale to the public of the Shares offered hereby and any commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated at approximately $13,000.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            -------------------------

Available Information............................................................................         2

Additional Information...........................................................................         2

Incorporation of Certain Documents by Reference..................................................         2

Forward-Looking Information......................................................................         3

The Company......................................................................................         3

Risk Factors.....................................................................................         4

Use of Proceeds..................................................................................         7

Description of Capital Stock.....................................................................         7

Selling Stockholders.............................................................................         8

Certain Transactions.............................................................................         9

Plan of Distribution.............................................................................         10

Experts..........................................................................................         10

                            -------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Shares being registered. All the amounts shown are estimates. These shares have been previously registered, so no registration fees are owed.

Legal fees and expenses............................................. $ 7,500
Accounting fees and expenses........................................ $ 5,000
Miscellaneous....................................................... $   500
     Total.......................................................... $13,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law ("DGCL") authorizes, among other things, a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation; however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of a quorum of disinterested directors so directs, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law agreement, vote of stockholders or disinterested directors or otherwise.

         Section 8.02 of the Company's By-laws provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL. Article 13 of the Certificate of Incorporation limits the liability of directors of Holdings to Holdings or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of Holdings will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to AWA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of AWA will be eliminated or limited to the full extent permitted by the DGCL, as so amended.

         Holdings has entered into indemnification agreements with each of its directors providing for indemnification to the fullest extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors entitled to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

         The Company maintains directors' and officers' liability insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

 EXHIBIT NUMBER                         DESCRIPTION OF DOCUMENT
------------------     ---------------------------------------------------------
     2.1(1)            Plan of reorganization
    23.1               Consent of KPMG Peat Marwick LLP

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Exchange Act containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-02129 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 18, 1998.

                              AMERICA WEST HOLDINGS CORPORATION



                              By:     /s/ William A. Franke
                                 --------------------------------------------
                                      William A. Franke
                                      Chairman of the Board of Directors and
                                      Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-02129 has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                   TITLE                                          DATE

          /s/ William A. Franke                  Chairman of the Board of Directors and                      May 18, 1998
--------------------------------------------     Chief Executive (Principal Executive
              William A. Franke                  Officer)


        /s/ Richard R. Goodmanson *              Director and President                                      May 18, 1998
--------------------------------------------
            Richard R. Goodmanson


          /s/ W. Douglas Parker                  Senior Vice President and Chief                             May 18, 1998
--------------------------------------------     Financial Officer (Principal Financial
              W. Douglas Parker                  Officer; Principal Accounting Officer)


           /s/ Julia Chang Bloch *               Director                                                    May 18, 1998
--------------------------------------------
              Julia Chang Bloch

        /s/ Stephen F. Bollenbach *              Director                                                    May 18, 1998
--------------------------------------------
            Stephen F. Bollenbach

          /s/ Frederick W. Bradley *             Director                                                    May 18, 1998
--------------------------------------------
            Frederick W. Bradley

--------------------------------------------     Director                                                    May 18, 1998
              James G. Coulter

            /s/ John F. Fraser *                 Director                                                    May 18, 1998
--------------------------------------------
               John F. Fraser

            /s/ John L. Goolsby *                Director                                                    May 18, 1998
--------------------------------------------
              John L.  Goolsby

--------------------------------------------
               Walter T. Klenz                   Director

          /s/ Richard C. Kraemer *               Director                                                    May 18, 1998
--------------------------------------------
             Richard C. Kraemer

--------------------------------------------     Director
              Denise M. O'Leary

          /s/ John R. Power, Jr. *               Director                                                    May 18, 1998
--------------------------------------------
             John R. Power, Jr.

             /s/ Frank B. Ryan *                 Director                                                    May 18, 1998
--------------------------------------------
                Frank B. Ryan

          /s/ Richard P. Schifter *              Director                                                    May 18, 1998
--------------------------------------------
             Richard P. Schifter

          /s/ John F. Tierney *
--------------------------------------------
               John F. Tierney                   Director                                                    May 18, 1998

By:       /s/ W. Douglas Parker
--------------------------------------------
                  W. Douglas Parker
                  Attorney-in-Fact
         (Signing under the authority of a
           Power of Attorney previously
             filed with the Securities and
                 Exchange Commission)